Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FIRST QUARTER 2025 EARNINGS

Highlights:

Net Income:	$7.8 million for Q1 2025, increased 5.12% over Q4 2024
Revenue:	$34.7 million for Q1 2025, increased 0.6% over Q4 2024
Total Assets:	$2.14 billion, flat compared to December 31, 2024
Total Loans:	$1.88 billion, increased 0.8% over December 31, 2024
Total Deposits:	$1.67 billion, increased 2.2% from December 31, 2024

WASHINGTON TOWNSHIP, NJ, April 17, 2025 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three months ended March 31, 2025.
Highlights for the three months ended March 31, 2025:
•Net income available to common shareholders was $7.8 million, or $0.66 per basic common share and $0.65 per diluted common share, for the three months ended March 31, 2025, an increase of $1.6 million, or 26.5%, compared to net income available to common shareholders of $6.1 million, or $0.51 per basic common share and $0.51 per diluted common share, for the three months ended March 31, 2024. The increase was primarily due to a $2.6 million increase in net interest income, partially offset by a $0.4 million increase in provision for credit losses, a $0.2 million decrease in non-interest income, and a $0.3 million increase in income tax expense.

•Net interest income increased $2.6 million, or 18.2%, to $16.6 million for the three months ended March 31, 2025, compared to $14.1 million for the same period in 2024.

•The Company recorded a provision for credit losses of $0.6 million for the three months ended March 31, 2025, compared to a provision for credit losses of $0.2 million for the same period in 2024.

•Non-interest income decreased $0.2 million, or 22.7%, to $0.8 million for the three months ended March 31, 2025, compared to $1.1 million for the same period in 2024.

•Non-interest expense was flat at $6.5 million for the three months ended March 31, 2025, compared to $6.5 million for the same period in 2024.

The following is a recap of the significant items that impacted the three months ended March 31, 2025:
Interest income increased $4.4 million for the first quarter of 2025 compared to the same period in 2024, primarily due to an increase in interest and fees on loans of $3.4 million, or 12.1%, to $31.5 million, primarily driven by higher market interest rates and higher average loan portfolio balances. Also, interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased $1.0 million during the three months ended March 31, 2025, due to higher average balances on deposit.

Interest expense increased $1.8 million, or 11.8%, to $17.2 million for the three months ended March 31, 2025, compared to the same period in 2024, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.

The Company booked a provision for credit losses of $0.6 million for the three months ended March 31, 2025, compared to a provision for credit losses of $0.2 million for the same period in 2024. The provision for credit losses for the three months ended March 31, 2025, was primarily driven by an increase of $40.1 million in commercial non-owner occupied loans and an increase of $15.3 million in commercial owner occupied loans from December 31, 2024, partially offset by a decrease in the construction loan portfolio qualitative and vintage loss factor rates from the quarter ended December 31, 2024.

Non-interest income decreased $0.2 million, or 22.7%, for the three months ended March 31, 2025, compared to the same period in 2024, primarily as a result of a decrease in service fees on deposit accounts.

Non-interest expense remained flat for the three months ended March 31, 2025, compared to the same period in 2024, at $6.5 million. Professional fees increased $0.3 million for the three months ended March 31, 2025 compared to the same period in 2024, partially offset by a decrease in OREO expense of $0.2 million and a decrease in other operating expense of $0.2 million, compared to the same period in 2024.

Income tax expense increased $0.3 million for the three months ended March 31, 2025 compared to the same period in 2024. The effective tax rate for the three months ended March 31, 2025 was 24.5%, compared to 26.6% for the same period in 2024.

March 31, 2025 discussion of financial condition
•Total assets were unchanged at $2.14 billion at March 31, 2025, and December 31, 2024, respectively, primarily due to an increase in net loans, partially offset by a decrease in cash and cash equivalents.
•Cash and cash equivalents totaled $209.0 million at March 31, 2025, as compared to $221.5 million at December 31, 2024. The decrease in cash and cash equivalents was primarily due to an increase in loan balances, and a decrease in Federal Home Loan Bank of New York ("FHLBNY") borrowings, partially offset by an increase in deposits.
•The investment securities portfolio decreased to $14.3 million at March 31, 2025, from $14.8 million at December 31, 2024, a decrease of $0.4 million, or 2.8%, primarily due to pay downs of securities.
•Gross loans increased $15.0 million or 0.8%, to $1.88 billion at March 31, 2025., compared to gross loans at December 31, 2024.
•Nonperforming loans at March 31, 2025 decreased to $11.1 million, representing 0.59% of total loans, a decrease of $0.7 million, or 5.6%, from $11.8 million of nonperforming loans at December 31, 2024. OREO at March 31, 2025 was $1.6 million, unchanged from December 31, 2024. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.59% and 0.62% of total assets at March 31, 2025 and December 31, 2024, respectively. Loans past due 30 to 89 days were $3.1 million at March 31, 2025, an increase of $2.0 million from December 31, 2024.
•The allowance for credit losses was $33.1 million at March 31, 2025, as compared to $32.6 million at December 31, 2024. The ratio of the allowance for credit losses to total loans was 1.76% at March 31, 2025, and 1.74% at December 31, 2024. The ratio of allowance for credit losses to non-performing loans was 297.5% at March 31, 2025, compared to 276.5%, at December 31, 2024.
•Total deposits were $1.67 billion at March 31, 2025, up from $1.63 billion at December 31, 2024, an increase of $35.6 million or 2.2% compared to December 31, 2024. The increase in deposits was primarily driven by an increase in money market deposits of $128.4 million, partially offset by a decrease in brokered time deposits of $88.9 million.

•Total borrowings decreased $40.0 million during the three months ended March 31, 2025, to $148.3 million at March 31, 2025 from $188.3 million at December 31, 2024, primarily due to the repayment of $40.0 million of FHLBNY term borrowings.
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•Total equity increased to $305.9 million at March 31, 2025, up from $300.1 million at December 31, 2024, an increase of $5.9 million, or 2.0%, primarily due to the retention of earnings, partially offset by the payment of $2.1 million of cash dividends.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"2025 started off with President Trump being sworn in as the 47th President, quickly followed by his administration making sweeping economic changes in the country and the world. The effect these changes will have on the economy and banking are still a question mark. The Feds started out the year by indicating they believe there will be two rate cuts in 2025, however, they also forecasted 6 rate cuts in 2024 and there were only 3."
"Implementation of President Trump’s promised across the board tariffs put the stock market in turmoil, quickly plunging the market into bear territory, followed by one of the biggest one-day gains when a 90 day pause in the tariffs was announced. During the market plunge there was a lot of discussion of a possible, with some saying a probable, recession in 2025. The Feds voiced concern that they may need to accelerate lowering interest rates due to recession concerns. As expected, the tariff pause has now caused a mixture of “expert” opinions ranging from now avoiding a recession to others believing there would still be a recession in 2025. There is no clear picture of the economic future. Parke Bank had good financial results in the first quarter of 2025. Net Income was $7.8 million, a 5.12% increase over the fourth quarter of 2024 and a 26.5% increase over the first quarter of 2024. The growth in our loan portfolio combined with higher market rates, supporting an increase in our loan portfolio yield, helped to support our higher interest income in the first quarter. Our Company also had a higher interest expense and a decrease in non-interest income in the first quarter. Our Efficiency Ratio improved to 37.1% compared to a 43.2% ratio in the first quarter of 2024. Total Assets were unchanged from December 31, 2024, total deposits increased 2.2% to $1.67 billion, and gross loans increased 0.8% to $1.88 billion."
"ParkeBank is well positioned to navigate the challenging economic volatility with tight control of our expenses, strong capital, and management of our asset quality."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the financial strength and growth of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned navigate the challenging economic volatility; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2025	2024
	(Dollars in thousands)
Assets
Cash and cash equivalents	$209,036	$221,527
Investment securities	14,340	14,760
Loans, net of unearned income	1,883,175	1,868,153
Less: Allowance for credit losses	(33,091)	(32,573)
Net loans	1,850,084	1,835,581
Premises and equipment, net	5,597	5,316
Bank owned life insurance (BOLI)	29,235	29,070
Other assets	33,563	35,983
Total assets	$2,141,855	$2,142,236

Liabilities and Equity

Non-interest bearing deposits	$185,348	$184,037
Interest bearing deposits	1,481,333	1,447,013
FHLBNY borrowings	105,000	145,000
Subordinated debentures	43,348	43,300
Other liabilities	20,884	22,813
Total liabilities	1,835,913	1,842,163

Total shareholders’ equity	305,942	300,073

Total liabilities and equity	$2,141,855	$2,142,236

Table 2: Consolidated Income Statements (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Income Statement
	For the three months ended March 31,
	2025	2024
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$31,476	$28,083
Interest and dividends on investments	288	249
Interest on deposits with banks	2,082	1,145
Total interest income	33,846	29,477
Interest expense:
Interest on deposits	15,169	13,457
Interest on borrowings	2,070	1,966
Total interest expense	17,239	15,423
Net interest income	16,607	14,054
Provision for credit losses	590	204
Net interest income after provision for credit losses	16,017	13,850
Non-interest income
Service fees on deposit accounts	308	379
Other loan fees	178	238
Bank owned life insurance income	165	160
Other	170	285
Total non-interest income	821	1,062
Non-interest expense
Compensation and benefits	3,291	3,218
Professional services	714	445
Occupancy and equipment	687	641
Data processing	421	366
FDIC insurance and other assessments	350	331
OREO expense	127	353
Other operating expense	948	1,181
Total non-interest expense	6,538	6,535
Income before income tax expense	10,300	8,377
Income tax expense	2,522	2,226
Net income attributable to Company	7,778	6,151
Less: Preferred stock dividend	(5)	(6)
Net income available to common shareholders	$7,773	$6,145
Earnings per common share
Basic	$0.66	$0.51
Diluted	$0.65	$0.51
Weighted average common shares outstanding
Basic	11,836,384	11,958,776
Diluted	12,006,965	12,138,613

Table 3: Operating Ratios (unaudited)

	Three months ended
	March 31,
	2025	2024
Return on average assets	1.48%	1.27%
Return on average common equity	10.36%	8.60%
Interest rate spread	2.32%	2.24%
Net interest margin	3.21%	3.21%
Efficiency ratio*	37.51%	43.23%
*     Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	March 31,	December 31,
	2025	2024
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$33,091	$32,573
Allowance for credit losses to total loans	1.76%	1.74%
Allowance for credit losses to non-accrual loans	297.53%	276.46%
Non-accrual loans	$11,122	$11,782
OREO	$1,562	$1,562